Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: April 23, 2015

Boise Cascade Company Reports 2015 First Quarter Net Income of
$7.6 Million on Sales of $809.9 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported net income of $7.6 million, or $0.19 per share, on sales of $809.9 million for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights

	1Q 2015	1Q 2014	% change

	(thousands, except per-share data and percentages)

Consolidated Results
Sales	$809,903	$767,180	6%
Net income	7,617	5,565	37%
Net income per common share - diluted	0.19	0.14	36%
EBITDA[1]	31,168	26,788	16%
Segment Results
Wood Products sales	$309,316	$293,274	5%
Wood Products EBITDA[1]	31,687	23,027	38%
Building Materials Distribution sales	622,905	585,530	6%
Building Materials Distribution EBITDA[1]	6,085	8,168	(26)%
Corporate EBITDA[1]	(6,604)	(4,407)	50%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2015, both total and single-family U.S. housing starts increased approximately 4% from the same period last year. The April 2015 Blue Chip consensus forecast for 2015 reflects 1.14 million total U.S. housing starts, a 14% expected increase from 2014 levels. At that level, total housing starts would remain below the historical average for the last 20 years of approximately 1.3 million starts per year.

"First quarter activity was consistent with our seasonal expectations for our manufacturing and distribution businesses, and both segments delivered solid revenue growth during the quarter. Wood Products' sales and earnings benefited from strong plywood pricing in the quarter, as well as continued volume growth and improved pricing for our engineered wood products. BMD's gross margins faced the headwinds of a declining price environment for dimension lumber products during the quarter. Forecasts for 2015 reflect further growth in U.S.

housing starts, and we remain confident in our ability to take advantage of market opportunities," stated Tom Corrick, CEO.

Wood Products

Sales, including sales to our Building Materials Distribution (BMD) segment, increased $16.0 million, or 5%, to $309.3 million for the three months ended March 31, 2015, from $293.3 million for the three months ended March 31, 2014. The sales improvement was driven primarily by a plywood sales price increase of 6%, as well as engineered wood products (EWP) sales volume and price increases. EWP sales improved with LVL and I-joists sales volumes up 7% and 2%, respectively, and LVL and I-joists sales prices up 3% and 8%, respectively. Improved lumber sales volumes also contributed to the increase in sales, offset partially by lower lumber sales prices.

Wood Products EBITDA increased $8.7 million to $31.7 million for the three months ended March 31, 2015, from $23.0 million for the three months ended March 31, 2014. The improvement in EBITDA was due primarily to higher plywood and EWP sales prices, offset partially by lower lumber sales prices and higher log costs.

Building Materials Distribution

Sales increased $37.4 million, or 6%, to $622.9 million for the three months ended March 31, 2015, from $585.5 million for the three months ended March 31, 2014. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume increases of 7%, offset partially by a decrease in sales prices of less than 1%. By product line, commodity sales decreased 1%, general line product sales increased 16%, and sales of EWP increased 13%.

BMD EBITDA decreased $2.1 million to $6.1 million for the three months ended March 31, 2015, from $8.2 million for the three months ended March 31, 2014. The decrease in EBITDA was driven primarily by increased selling and distribution expenses of $2.5 million and lower other income due to a $1.6 million gain from the sale of two surplus properties during the three months ended March 31, 2014. These decreases in EBITDA were offset partially by a higher gross margin of $2.4 million which resulted from higher sales. However, gross margin as a percentage of sales decreased 20 basis points as many commodity prices gradually declined during first quarter 2015, particularly dimension lumber.

Corporate and Other

Segment EBITDA was negative $6.6 million for the three months ended March 31, 2015, an increase of $2.2 million, from negative $4.4 million for the three months ended March 31, 2014. Beginning in first quarter 2015, all pension expense is reported in our Corporate and Other segment. We reported $2.1 million of pension expense in first quarter 2015 which drove the negative variance in Corporate and Other. For comparison, pension expense was $0.3 million in first quarter 2014, most of which was recorded in Wood Products and BMD.

Balance Sheet

Boise Cascade ended the first quarter with $134.5 million of cash and cash equivalents and $342.0 million of undrawn committed bank line availability, for total available liquidity of $476.5 million. The company reported $301.4 million of outstanding debt at March 31, 2015.

Outlook

We expect to experience modest demand growth for the products we manufacture and distribute in 2015 and remain optimistic that the overall improvement in demand for our products will continue as housing recovers to historic trend levels. Future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, April 23, at 11 a.m. Eastern, at which time we will review the Company's first quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 24065296, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Thursday, April 23, at 2 p.m. Eastern through Thursday, April 30, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 24065296.

Basis of Presentation

We refer to the term EBITDA in this earnings release as a supplemental measure of our performance and liquidity that is not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because it is frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measure of EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2014
	2015	2014

Sales	$809,903	$767,180	$862,046

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	705,039	672,608	741,641
Depreciation and amortization	13,587	12,320	13,434
Selling and distribution expenses	61,880	58,930	65,348
General and administrative expenses	12,008	10,665	12,726
Other (income) expense, net	(299)	(1,900)	—
	792,215	752,623	833,149

Income from operations	17,688	14,557	28,897

Foreign currency exchange loss	(107)	(89)	(293)
Interest expense	(5,481)	(5,512)	(5,504)
Interest income	90	70	57
	(5,498)	(5,531)	(5,740)

Income before income taxes	12,190	9,026	23,157
Income tax provision	(4,573)	(3,461)	(7,416)
Net income	$7,617	$5,565	$15,741

Weighted average common shares outstanding:
Basic	39,498	39,372	39,428
Diluted	39,622	39,452	39,604

Net income per common share:
Basic	$0.19	$0.14	$0.40
Diluted	$0.19	$0.14	$0.40

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2014
	2015	2014

Segment sales	$309,316	$293,274	$317,019

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	268,420	260,863	272,697
Depreciation and amortization	10,791	9,980	10,722
Selling and distribution expenses	6,675	6,738	7,144
General and administrative expenses	2,512	2,649	2,859
Other (income) expense, net	22	(3)	114
	288,420	280,227	293,536

Segment income	$20,896	$13,047	$23,483

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.8%	88.9%	86.0%
Depreciation and amortization	3.5%	3.4%	3.4%
Selling and distribution expenses	2.2%	2.3%	2.3%
General and administrative expenses	0.8%	0.9%	0.9%
Other (income) expense, net	—%	—%	—%
	93.2%	95.6%	92.6%

Segment income	6.8%	4.4%	7.4%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2014
	2015	2014

Segment sales	$622,905	$585,530	$669,367

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	558,361	523,344	594,143
Depreciation and amortization	2,739	2,307	2,653
Selling and distribution expenses	54,650	52,192	58,204
General and administrative expenses	3,928	3,766	4,132
Other (income) expense, net	(119)	(1,940)	(124)
	619,559	579,669	659,008

Segment income	$3,346	$5,861	$10,359

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.6%	89.4%	88.8%
Depreciation and amortization	0.4%	0.4%	0.4%
Selling and distribution expenses	8.8%	8.9%	8.7%
General and administrative expenses	0.6%	0.6%	0.6%
Other (income) expense, net	—%	(0.3)%	—%
	99.5%	99.0%	98.5%

Segment income	0.5%	1.0%	1.5%

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2014
	2015	2014
Segment sales
Wood Products	$309,316	$293,274	$317,019
Building Materials Distribution	622,905	585,530	669,367
Intersegment eliminations	(122,318)	(111,624)	(124,340)
	$809,903	$767,180	$862,046

Segment income (loss)
Wood Products	$20,896	$13,047	$23,483
Building Materials Distribution	3,346	5,861	10,359
Corporate and Other (b)	(6,661)	(4,440)	(5,238)
	17,581	14,468	28,604

Interest expense	(5,481)	(5,512)	(5,504)
Interest income	90	70	57
Income before income taxes	$12,190	$9,026	$23,157

EBITDA (a)
Wood Products	$31,687	$23,027	$34,205
Building Materials Distribution	6,085	8,168	13,012
Corporate and Other (b)	(6,604)	(4,407)	(5,179)
	$31,168	$26,788	$42,038

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2015	December 31, 2014

ASSETS

Current
Cash and cash equivalents	$134,516	$163,549
Receivables
Trade, less allowances of $2,293 and $2,062	213,702	172,314
Related parties	573	821
Other	5,361	7,311
Inventories	432,467	394,461
Deferred income taxes	19,749	20,311
Prepaid expenses and other	7,602	14,857
Total current assets	813,970	773,624

Property and equipment, net	364,280	368,128
Timber deposits	13,810	13,819
Deferred financing costs	6,843	7,149
Goodwill	21,823	21,823
Intangible assets, net	10,160	10,183
Deferred income taxes	16,033	16,684
Other assets	9,873	9,075
Total assets	$1,256,792	$1,220,485

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	March 31, 2015	December 31, 2014

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$207,945	$150,693
Related parties	3,591	1,743
Accrued liabilities
Compensation and benefits	46,914	66,170
Interest payable	8,079	3,298
Other	27,800	33,286
Total current liabilities	294,329	255,190

Debt
Long-term debt	301,364	301,415

Other
Compensation and benefits	144,386	156,218
Other long-term liabilities	14,770	15,274
	159,156	171,492

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,395 and 43,282 shares issued, respectively	434	433
Treasury Stock, 3,864 shares at cost	(100,000)	(100,000)
Additional paid-in capital	503,382	502,739
Accumulated other comprehensive loss	(100,204)	(101,498)
Retained earnings	198,331	190,714
Total stockholders' equity	501,943	492,388
Total liabilities and stockholders' equity	$1,256,792	$1,220,485

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2015	2014
Cash provided by (used for) operations
Net income	$7,617	$5,565
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	13,966	12,729
Stock-based compensation	1,205	842
Pension expense	2,082	278
Deferred income taxes	408	643
Other	(517)	(1,908)
Decrease (increase) in working capital
Receivables	(39,190)	(46,707)
Inventories	(38,006)	(37,700)
Prepaid expenses and other	(1,248)	(4,880)
Accounts payable and accrued liabilities	41,599	48,315
Pension contributions	(12,919)	(390)
Income taxes payable	11,358	2,314
Other	(2,339)	(3,051)
Net cash used for operations	(15,984)	(23,950)

Cash provided by (used for) investment
Expenditures for property and equipment	(12,618)	(12,539)
Proceeds from sales of assets	100	4,520
Other	(1)	61
Net cash used for investment	(12,519)	(7,958)

Cash provided by (used for) financing
Borrowings on revolving credit facility	—	13,000
Payments on revolving credit facility	—	(13,000)
Financing costs	—	(11)
Other	(530)	(345)
Net cash used for financing	(530)	(356)

Net decrease in cash and cash equivalents	(29,033)	(32,264)

Balance at beginning of the period	163,549	118,249

Balance at end of the period	$134,516	$85,985

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2014 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended March 31, 2015 and 2014, and December 31, 2014:

	Three Months Ended
	March 31		December 31, 2014
	2015	2014

	(unaudited, in thousands)

Net income	$7,617	$5,565	$15,741
Interest expense	5,481	5,512	5,504
Interest income	(90)	(70)	(57)
Income tax provision	4,573	3,461	7,416
Depreciation and amortization	13,587	12,320	13,434
EBITDA	$31,168	$26,788	$42,038

The following table reconciles segment income (loss) to EBITDA for the three months ended March 31, 2015 and 2014, and December 31, 2014:

	Three Months Ended
	March 31		December 31, 2014
	2015	2014

	(unaudited, in thousands)
Wood Products
Segment income	$20,896	$13,047	$23,483
Depreciation and amortization	10,791	9,980	10,722
EBITDA	31,687	23,027	34,205

Building Materials Distribution
Segment income	3,346	5,861	10,359
Depreciation and amortization	2,739	2,307	2,653
EBITDA	6,085	8,168	13,012

Corporate and Other
Segment loss	(6,661)	(4,440)	(5,238)
Depreciation and amortization	57	33	59
EBITDA	(6,604)	(4,407)	(5,179)

Total Company EBITDA	$31,168	$26,788	$42,038

(b)
Prior to first quarter 2015, pension expense (which is primarily comprised of interest cost, expected return on plan assets, and amortization of actuarial losses), was allocated to our segments based on the associated individual employee roles and responsibilities. However, pension benefits are frozen for most employees and only a small number of hourly employees continue to accrue benefits. Therefore, management believes that recording pension expense in the Corporate and Other segment provides a clearer view of segment operating performance. In first quarter 2015, we made a change in our segment measurement method by recording all pension expense to the Corporate and Other segment. This change in measurement only impacts our segment disclosures, and thus it has no impact on our overall consolidated financial statements. Historical segment income (loss) and EBITDA have not been recast. For the three months ended March 31, 2014, $0.1 million of pension expense was recorded in each of the Wood Products and Building Materials Distribution segments. Pension expense recorded in Corporate and Other was $2.1 million for the three months ended March 31, 2015, compared with $0.1 million for the three months ended March 31, 2014.